EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Sterling Bancorp’s Registration Statement on Form S-4 of our report dated March 17, 2014 on the consolidated financial statements of Hudson Valley Holding Corp. as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013 appearing in the Annual Report on Form 10-K of Hudson Valley Holding Corp. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
January 23, 2015